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                                                                  Exhibit (3)(e)



                  AMENDED AND RESTATED DISTRIBUTION AGREEMENT
                                     BETWEEN
                    FARMERS NEW WORLD LIFE INSURANCE COMPANY
                                       AND
                        FARMERS FINANCIAL SOLUTIONS, LLC

        THIS AMENDED AND RESTATED AGREEMENT ("Agreement"), entered into as of this _____ day of _____ 2004, is between FARMERS NEW WORLD LIFE INSURANCE COMPANY, a Washington corporation ("FNWL"), on its behalf and on behalf of each separate account identified in Schedule 1 hereto, and FARMERS FINANCIAL SOLUTIONS, LLC ("Distributor"), a Nevada Limited Liability Company.

                                   WITNESSETH:

        WHEREAS, Distributor is a broker-dealer that engages in the distribution and sales of variable insurance products and may engage in the distribution of other investment products;

        WHEREAS, FNWL desires to issue certain variable insurance products described more fully below to the public through Distributor acting as principal underwriter and distributor; and

        WHEREAS, FNWL and Distributor acknowledge that Distributor may distribute variable insurance products and other investment products for other companies.

        NOW, THEREFORE, in consideration of their mutual promises, FNWL and Distributor hereby agree as follows:

1.    DEFINITIONS

      a. Contracts -- The class or classes of variable insurance products set forth on Schedule 2 to this Agreement as in effect at the time this Agreement is executed, and such other classes of variable insurance products that may be added to Schedule 2 from time to time in accordance with Section 10.b of this Agreement, and including any riders to such contracts and any other contracts offered in connection therewith. For this purpose and under this Agreement generally, a "class of Contracts" shall mean those Contracts issued by FNWL on the same policy form or forms and covered by the same Registration Statement.

      b. Registration Statement -- At any time that this Agreement is in effect, each currently effective registration statement filed with the SEC under the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to a class of Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment. For purposes of Section 8 of this Agreement, the term "Registration Statement" means any document

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            that is or at any time was a Registration Statement within the meaning of this Section 1.b.

      c. Prospectus -- The prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term "Prospectus" shall refer to the prospectus and supplements thereto most recently filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed. For purposes of Section 8 of this Agreement, the term "any Prospectus" means any document that is or at any time was a Prospectus within the meaning of this Section 1.c.

      d.    Fund -- An investment company in which the Variable Account invests.

      e. Variable Account -- A separate account supporting a class or classes of Contracts and specified on Schedule 1 as in effect at the time this Agreement is executed, or as it may be amended from time to time in accordance with Section 10.b of this Agreement.

      f.    1933 Act -- The Securities Act of 1933, as amended.

      g.    1934 Act -- The Securities Exchange Act of 1934, as amended.

      h.    1940 Act -- The Investment Company Act of 1940, as amended.

      i.    SEC -- The Securities and Exchange Commission.

      j.    NASD -- NASD, Inc.

      k. Regulations -- The rules and regulations promulgated by the SEC under the 1933 Act, the 1934 Act and the 1940 Act as in effect at the time this Agreement is executed or thereafter promulgated.

      l. Representative -- When used with reference to the Distributor, an individual who is registered as a principal or representative of such Distributor.

      m.    Application -- An application for a Contract.

      n. Premium -- A payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.



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2.    AUTHORIZATIONS AND APPOINTMENT

      a. Scope of Authority. FNWL hereby authorizes Distributor on a non-exclusive agency basis, and Distributor accepts such authority, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the 1934 Act and conditions herein, to be the distributor and principal underwriter for the sale of the Contracts to the public in each state and other jurisdiction in which the Contracts may lawfully be sold during the term of this Agreement. Distributor will actively engage in its duties under this Agreement on a continuous basis while the Registration Statements for the Contracts remain effective. Distributor shall use its best efforts to market the Contracts actively subject to compliance with applicable law, including the rules of the NASD. However, Distributor shall not be obligated to sell any specific number or amount of Contracts. Also, the parties acknowledge and agree that Distributor may distribute variable insurance products and other investment products for other companies.

      b. Limits on Authority. Distributor shall act as an independent contractor and nothing herein contained shall constitute Distributor or its agents, officers or employees as agents, officers or employees of FNWL solely by virtue of their activities in connection with the sale of the Contracts hereunder. Distributor and its Representatives shall not have authority, on behalf of FNWL: to make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend the time of paying any Premium; or to receive any monies or Premiums (except for the sole purpose of forwarding monies or Premiums to FNWL). Distributor shall not expend, nor contract for the expenditure of, the funds of FNWL. Distributor shall not possess or exercise any authority on behalf of FNWL other than that expressly conferred on Distributor by this Agreement. Distributor acknowledges and agrees that FNWL shall have the right at any time to suspend or limit the public offering of the Contracts.

3.    SOLICITATION ACTIVITIES

      a. Representations, Warranties and Covenants of Distributor. Distributor represents and warrants to FNWL that Distributor is, and covenants that it shall remain during the term of this Agreement:
            (i) registered as a broker-dealer under the 1934 Act; (ii) a member in good standing with the NASD; (iii) duly registered under applicable state securities laws; (iv) in compliance with Section 9(a) of the 1940 Act; (v) licensed as an insurance agent with authority to sell the Contracts or associated with an insurance agent so licensed.

      b. Representatives. No Representative shall solicit the sale of a Contract unless at the time of such solicitation such individual is duly registered with the NASD and duly


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            licensed with all applicable state insurance and securities regulatory authorities, and is duly appointed as an insurance agent of FNWL.

            (1) Appointment by FNWL. FNWL shall take all actions necessary to effect the appointment of Representatives as may from time to time be identified by Distributor as qualified to serve as insurance agents of FNWL; provided, however, that FNWL reserves the right, in its reasonable discretion, to refuse to appoint any such person or renew any such appointment or to terminate any appointment, consistent with its duties and responsibilities under applicable law.

            (2) Distributor Due Diligence. Distributor is [solely] responsible for investigating the character, work experience, and background of any Representative prior to recommending the proposed Representative to FNWL for appointment. Distributor will not employ, or permit to be associated with it, in any material connection with the Contracts or the handling of Contract assets, any person who, to the knowledge of Distributor, is subject to statutory disqualification as set forth in Section 3(a)(39) of the 1934 Act.

            (3) Supervision by Distributor. Distributor is responsible for supervising the activities of the Representatives and for ensuring that the Representatives are properly licensed and in compliance with all applicable federal or state laws, rules and regulations and all rules and procedures of FNWL provided in writing by FNWL. Distributor shall notify FNWL promptly, in writing, of the termination of any Representative.

      c. Sales and Solicitation Activities. All solicitation and sales activities engaged in by Distributor and its Representatives with respect to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, with the rules of the NASD, as well as with all applicable insurance laws and regulations, including any laws and regulations related to suitability, any other applicable federal or state law, rule, or regulation, and any of the rules and procedures that FNWL may issue from time to time. In particular, without limiting the generality of the foregoing:

            (1) Distributor [, along with appropriate FNWL NASD registered principals,] shall train, supervise and be solely responsible for the conduct of Representatives with regard to their solicitation of Applications and Premiums and distribution of the Contracts, and shall supervise their compliance with applicable rules and regulations of any insurance or securities regulatory agencies or self-regulatory organizations that have jurisdiction over variable insurance product activities.

            (2) Neither Distributor nor any Representative shall offer, attempt to offer, or solicit Applications for, the Contracts, in any state or other jurisdiction unless FNWL has


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                  notified Distributor that such Contracts may lawfully be sold or offered for sale in such state, and has not subsequently revised such notice.

            (3) Neither Distributor nor any Representative shall give any information or make any representation in regard to a class of Contracts in connection with the offer or sale of such class of Contracts that is not in accordance with the Prospectus and the statement of additional information for such class of Contracts, or in the then-currently effective prospectus or statement of additional information for a Fund, or in current advertising materials for such class of Contracts authorized by FNWL.

            (4) Completed Applications for the Contracts solicited by Distributor or Distributor's Representatives shall be transmitted directly to FNWL (or as further designated by FNWL) generally by noon of the next business day following their receipt by Distributor, and in any event within such period required by applicable law. All payments under the Contracts shall be made by check [or money order] payable to FNWL or by other method acceptable to FNWL as set forth in the Prospectus. If any Premium is held at any time by Distributor, Distributor shall hold such Premium in a fiduciary capacity and such Premium shall be remitted promptly to FNWL in accordance with applicable law. Distributor acknowledges that all such Premiums, whether by check, money order or wire, shall be the property of FNWL. Distributor acknowledges that FNWL shall have the unconditional right to reject, in whole or in part, any Application or Premium

      d. Suitability. In view of both parties' desire to ensure that Contracts will be sold to purchasers for whom the Contracts will be suitable, the written agreement between Distributor and its Representatives shall require that the Representatives not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that a recommendation to an applicant to purchase a Contract is suitable for that applicant. Distributor shall review all Applications for suitability in accordance with suitability standards, including Rule 2310 of the NASD Conduct Rules and interpretations and guidance relating thereto, those established by law, rule or regulation (including variable insurance regulations adopted by states where the Contracts are sold), as well as any standards that may be established by mutual agreement of FNWL and Distributor from time to time. While not limited to the following, a determination of suitability shall be based on information furnished to a Representative after reasonable inquiry of the applicant concerning his or her financial status, retirement needs, reasons for purchasing a Contract, investment sophistication and experience, liquid net worth, other securities holdings, other investments and savings, annual income, financial situation and needs, insurance and investment objectives (including occupation, marital status, age, number of dependents, and risk tolerance), investment time horizon, tax status, and the likelihood that the applicant will



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            continue to make any premium payments contemplated by the Contract applied for and will keep the Contract in force for a sufficient period of time.

4.    PROSPECTUSES, REGISTRATION STATEMENTS, CONTRACT FORMS AND MARKETING
      MATERIALS

      a. Preparation and Filing of Prospectuses, Registration Statements and Contract Forms. FNWL shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing the Prospectuses and Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required. FNWL agrees to forward to Distributor copies of any and all amendments to the Registration Statement.

      b. Notification by FNWL. FNWL agrees to advise Distributor immediately of:

            (1) Any request by the SEC (i) for amendment of the Registration Statement or (ii) for additional information that FNWL determines is material to the Distributor;

            (2) The issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and

            (3) The occurrence of any material event, if known by FNWL, that makes untrue any material statement made in the Registration Statement or that requires the making of a change therein in order to make any material statement made therein not misleading.

      c. Preparation and Filing of Sales Materials. FNWL and Distribution shall together be responsible for the design, development and preparation of all promotional, sales, and advertising material relating to the Contracts, subject to review and approval by Distributor of such material and documents in accordance with Rule 2210 of the NASD Conduct Rules. Distributor shall be responsible for filing such material, as required, with the NASD and any state securities regulatory authorities. FNWL shall be responsible for filing all promotional, sales, or advertising material, as required, with any state insurance regulatory authorities.

      d. Resolution of Comments. The parties shall notify each other expeditiously of any comments provided by the SEC, NASD or any securities or insurance regulatory authority described in section 4(c), and will cooperate expeditiously in resolving and implementing any comments, as applicable. In addition, Distributor shall promptly furnish to FNWL copies of any letters from the NASD requesting changes in any promotional, sales, and advertising material used or to be used in connection with its distribution activities under this Agreement, and shall not, after receipt of such a letter,



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            use such material until FNWL shall have approved (or re-approved, as applicable) their use in writing.

      e. Use in Solicitation Activities. FNWL shall be responsible for furnishing Distributor with such Applications, Prospectuses and other materials for use by Distributor and Representatives in their solicitation activities with respect to the Contracts. FNWL shall notify Distributor of those states or jurisdictions that require delivery of a statement of additional information with a Prospectus to a prospective purchaser. Distributor shall not use and shall take reasonable steps to ensure that its Representatives do not use any promotional, sales or advertising materials that have not been approved by FNWL. FNWL has the right to recall promotional, sales, and advertising material from use at any time by notice to Distributor. In the event that FNWL chooses to recall any such materials, Distributor will promptly cease their use and destroy any unused material.

      f. Definitions. For purposes of this Agreement, the phrase "promotional, sales, and advertising material" includes, but is not limited to, advertisements (such as material published or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs, or billboards, motion pictures, telephone directories (other than routine listings) electronic communications, the Internet or other public media), sales literature (i.e.; any written communication distributed or made generally available ---- to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article whether in electronic or paper form), Registration Statements, Prospectuses, statements of additional information, shareholder reports, and proxy materials.

5.    COMPENSATION AND EXPENSES

      a. Paymaster Activities. FNWL shall pay compensation for sales of the Contracts in accordance with Schedule 4 attached hereto. FNWL may apply commissions otherwise payable to Distributor to make payments on behalf of Distributor to the Representatives. FNWL shall pay commissions payable to designated Representatives as paying agent on behalf of Distributor and will maintain the books and records reflecting such payments in accordance with the requirements of the 1934 Act on behalf of Distributor. Such payments may include certain amounts to Representatives as an advance on commissions payable by Distributor. FNWL acknowledges and agrees that its services in this regard are purely ministerial and clerical in nature and shall not interfere with the control and supervision exercised by Distributor over its Representatives with regard to the Contracts. FNWL shall have no right to compensation for the performance of any activities described in this Section 5. Representatives of Distributor shall have no interest in this Agreement or right to any



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            compensation to be paid by or on behalf of Distributor hereunder prior to their receipt thereof.

      b. FNWL's Responsibility for Expenses. FNWL shall pay all expenses in connection with:

            (1) the preparation and filing of each Registration Statement (including each pre-effective and post-effective amendment thereto) and the preparation and filing of each Prospectus (including any preliminary and each definitive Prospectus);

            (2) the preparation, underwriting, issuance and administration of the Contracts;

            (3) any registration, qualification or approval or other filing of the Contracts or Contract forms required under the securities or insurance laws of the states in which the Contracts will be offered;

            (4)   all registration fees for the Contracts payable to the SEC;

            (5) the printing and mailing of definitive Prospectuses for the Contracts and any supplements thereto for distribution directly to existing Contract owners; and

            (6) the printing and mailing directly to Representatives of all promotional materials relating to the Contracts, through normal material ordering procedures;

            (7) In the event Distributor is disqualified from continued registration with the NASD, FNWL shall not be obligated to pay commissions, fees, or additional compensation pursuant this Agreement, the payment of which would represent a violation of NASD rules.

      c. Distributor's Responsibility for Expenses. Distributor shall pay the following expenses related to its distribution and sale of the
            Contracts:

            (1) NASD filing fees and expenses of Representatives for which the Distributor agrees to be responsible; and

            (2) any other expenses incurred by Distributor or its employees for the purpose of carrying out the obligations of Distributor hereunder.

6.    COMPLIANCE

      a. FNWL and Distributor are in compliance in all material respects with all applicable federal, state, and self-regulatory organization laws, rules and regulations, including,



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            without limitation, all laws, rules and regulations listed on
            Schedule 3, as it may be amended from time to time by mutual consent of FNWL and Distributor. The omission of a reference to a law, rule or regulation in this Agreement shall not be deemed to be acknowledgement by any party that such law, rule or regulation does not apply to FNWL or Distributor.

      b. Maintaining Registration and Approvals. FNWL shall be responsible for maintaining the registration of the Contracts with the SEC and any state securities regulatory authority with which such registration is required, and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered.

      c. Confirmations and 1934 Act Compliance. FNWL, or its appointed designee, as agent for Distributor, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b-10 under the 1934 Act the acceptance of Premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder, or by any other SEC or NASD rule requiring the delivery of such information. FNWL or its appointed designee, shall maintain and preserve such books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. FNWL, and its appointed designee, shall maintain, as agent for Distributor, such other books and records of Distributor pertaining to the officer and sale of the Contracts and required by the 1934 Act as may be mutually agreed upon by FNWL and Distributor, including but not limited to maintaining a record of Representatives and of the payment of commissions and other payments or service fees to Representatives. In addition, FNWL, or its appointed designee, as agent for Distributor, shall maintain and preserve such additional accounts, books and records as are required by FNWL, and Distributor by the 1934 Act. FNWL, and its appointed designee, shall maintain all such books and records and hold such books and records on behalf of and as agent for Distributor whose property they are, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, the NASD, and by all other regulatory bodies having jurisdiction over the Contracts or Distributor.

      d. Maintenance of Books and Records. To the extent FNWL employs electronic storage media in connection with books and records created, maintained and stored on behalf of Distributor, FNWL agrees to comply with the requirements set forth in Rule 17a-4(f)(3)(vii) and 17a-4(i) of the 1934 Act. With respect to any books and records maintained and preserved on behalf of Distributor, FNWL hereby undertakes to permit examination of books and records at any time or from time to time during business hours by representatives or designees of the SEC, and to promptly furnish to the SEC or its designee a true, correct, complete and current hard copy of any or all of any part of



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            such books and records. Subject to Distributor's approval, FNWL reserves the right to delegate the duties set forth in this Section 6.c to a third party administrator.

      e. Compliance Act. Upon request, Distributor shall promptly provide to FNWL its written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act for review and approval by FNWL. Such written compliance policies and procedures: (i) shall be designed to prevent, detect and correct any material violations of the federal securities laws, as such laws are defined in Rule 38a-1 under the 1940 Act and relate to the Distributor's duties under this Agreement as principal underwriter for the Contracts and the Variable Accounts; and (ii) shall include Distributor's policies and procedures with regard to compliance with the SEC's pricing rules for Variable Accounts, including but not limited to Rule 22c-1 under the 1940 Act, and with regard to FNWL's Disruptive Trading policy as that policy is disclosed in the Prospectuses for the Contracts. Distributor further agrees to cooperate with FNWL in its annual review of the adequacy of Distributor's written compliance policies and procedures and the effectiveness of their implementation, including, without limitation, furnishing such documentation, certifications and sub-certifications as FNWL shall reasonably request from time to time. In addition, Distributor agrees that it shall promptly notify FNWL in the event that a "material compliance matter" (as such term is defined by Rule 38a-1 under the 1940 Act) arises with respect to its written compliance policies and procedures provided to FNWL and any representations made under this Agreement.

      f. Privacy. FNWL and Distributor hereby acknowledge and agree that they are subject to Title V of the Gramm-Leach-Bliley Act of 1999 and to implementing regulations ("Privacy Regulations") promulgated thereunder, and that any nonpublic personal information regarding "customers" or "consumers" of the parties, as those terms are defined in Privacy Regulations, shall be shared between the parties and with others, only in accordance with the requirements of such Privacy Regulations. These limitations shall include, but be not limited to, restrictions on the use and re-use of such nonpublic personal information. Further, as required by such Privacy Regulations, FNWL and Distributor shall adopt written policies and procedures that establish appropriate administrative, technical and physical safeguards reasonably designed to protect the security, confidentiality and integrity of any nonpublic personal information from anticipated threats, hazards or unauthorized access. If other applicable privacy laws, including any such laws or regulations promulgated by a state or municipality having jurisdiction over the parties, should afford customers or consumers greater protections or rights than those provided by the Privacy Regulations or should impose greater obligations or restrictions on the parties ("Additional Privacy Laws"), the parties shall comply with the terms of such Additional Privacy Laws.

      g. Reports. Each party shall furnish or cause to be furnished to the other such reports as the party may reasonably request for the purpose of meeting its reporting and record



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            keeping requirements under the 1933 Act, the 1934 Act and the 1940
            Act and regulations thereunder as well as the insurance laws of the State of Washington and any other applicable states or jurisdictions, as well as any other applicable law.

      h. Issuance and Administration of Contracts. FNWL, or its appointed designee, shall be responsible for issuing the Contracts and administering the Contracts and the Variable Account, including all Contract owner communications, provided, however, that Distributor, and its designated Office(s) of Supervisory Jurisdiction and Branch Office(s) (the "Office(s)") shall have full responsibility for the securities activities of all persons employed by FNWL, engaged directly or indirectly in the Contract operations, and for the training, supervision and control of such persons to the extent of such activities. Subject to Distributor's approval, FNWL reserves the right to delegate its duties set forth in this Section 6.h to a third party administrator.

      i. Anti-Money Laundering Compliance. Distributor represents and warrants that it has, and covenants that it shall continue to have, an anti-money laundering compliance program as required by NASD Rule 3011. FNWL covenants that it shall implement such anti-money laundering programs as it may be required to implement by applicable laws, rules and regulations. .

7.    INVESTIGATIONS AND PROCEEDINGS

      a. Consultation and Cooperation. Distributor and FNWL shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement. Without limiting the foregoing, FNWL and Distributor shall notify each other promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by either party with respect to the Contracts. In addition, Distributor agrees to furnish regulatory authorities with any information or reports in connection with the services it provides under this Agreement that may be requested in order to ascertain whether the operations of FNWL, Distributor or the Variable Accounts are being conducted in a manner consistent with applicable laws and regulations. Distributor further agrees to comply with the reporting requirements imposed by NASD Conduct Rule 3070 with regard to sales of the Contracts and the activities of Representatives.

      b. Customer Complaints. Distributor and FNWL shall cooperate fully in responding to any customer complaints. Distributor will promptly provide to FNWL a copy of all customer complaints received by Distributor concerning or related to the Contracts, FNWL, Distributor, or its Representatives, in connection with any Contract sold under this Agreement or regarding any activity of an aforementioned entity relating to the exercise of its duties or obligations hereunder. FNWL will promptly provide to



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            Distributor a copy of all customer complaints received by FNWL concerning or related to the Contracts, FNWL, Distributor, or its Representatives, in connection with any Contract sold under this Agreement or regarding any activity of an aforementioned entity relating to the exercise of its duties or obligations hereunder. Distributor will timely provide information as needed to enable FNWL to respond to such complaints, and, at FNWL's option, will itself respond to such complaints as directed by FNWL or as required by federal or state securities laws or the rules of the NASD. Without limiting the foregoing, FNWL agrees to notify the Distributor if persons associated with FNWL are the subject of any written customer complaint involving allegations of theft, forgery or misappropriation of funds or securities, or is the subject of any claim for damages by a customer, broker, or dealer that is settled for an amount exceeding $15,000, or for such other amount as Distributor may request from time to time.

8.    INDEMNIFICATION

      a. By FNWL. FNWL shall indemnify and hold harmless Distributor and each person who controls or is associated with Distributor within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Distributor and/or any such person may become subject, under any statute or regulation, any NASD or SEC rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

            (1) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in (i) any Registration Statement or in any Prospectus required to be filed by FNWL; (ii) blue-sky application or other document executed by FNWL specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; provided that FNWL shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to FNWL by Distributor specifically for use in the preparation of any such Registration Statement or any amendment thereof or supplement thereto; or in any Prospectus required to be filed by FNWL; or

            (2) result from any breach by FNWL of any provision of this Agreement.

                  This indemnification agreement shall be in addition to any liability that FNWL may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

      b. By Distributor. Distributor shall indemnify and hold harmless FNWL and each person who controls or is associated with FNWL within the meaning of such terms under the federal securities laws, and any officer, director, employee of FNWL or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which FNWL and/or any such person may become subject under any statute or regulation, any NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

            (1) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they were made, contained in (i) any Registration Statement or in any Prospectus required to be filed by FNWL; (ii) blue-sky application or other document executed by FNWL specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by Distributor to FNWL specifically for use in the preparation of any such Registration Statement or any such blue-sky application or any amendment thereof or supplement thereto, or in any Prospectus required to be filed by FNWL;

            (2) result because of any use by Distributor or its Representatives of promotional, sales or advertising material not authorized by FNWL or any verbal or written misrepresentations by Distributor or its Representative or any unlawful sales practices concerning the Contracts by Distributor or its Representatives under federal securities laws or NASD regulations;

            (3) result from any breach by Distributor of any provision of this Agreement; or

            (4)   result from Distributor's own misconduct or negligence.

            This indemnification shall be in addition to any liability that Distributor may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

      c. General. Promptly after receipt by a party entitled to indemnification ("indemnified person") under this Section 8 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 8 ("indemnifying party"), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 8. The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending herself, himself or itself.

            The indemnification provisions contained in this Section 8 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Distributor or FNWL, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 8.

9.  TERMINATION

This Agreement shall terminate automatically if it is assigned by the Distributor or FNWL without the prior written consent of the other party. This Agreement may be terminated at any time for any reason or for no reason by either party upon 60 days' written notice to the other party, without payment of any penalty. (The term "assigned" as used in this Section 9 shall not include any transaction exempted from Section 15(b)(2) of the 1940 Act.) This Agreement may be terminated at the option of either party to this Agreement upon the other party's material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 10 days after receipt of notice of breach from the non-breaching party. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the following: (1) the obligation to settle accounts hereunder, including commissions on Premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to Applications received by FNWL prior to termination; and (2) the agreements contained in Sections 3.c.( 4), 5, 6, 7, 8, 10.g and 10.h of this Agreement.

In the event of any termination for any reason, all books and records and sales or marketing materials held by Distributor being the property of FNWL, shall promptly be returned to FNWL free from any claim or retention of rights by Distributor.

10.   MISCELLANEOUS

      a. Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto provided that neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

      b. Schedules. The parties to this Agreement may amend Schedules 1 and 2 to this Agreement from time to time to reflect additions of any class of Contracts and Variable Accounts. The provisions of this Agreement shall be equally applicable to each such class of Contracts and each Variable Account that may be added to the Schedule, unless the context otherwise requires. FNWL and Distributor may modify Schedules 3 and 4 as mutually agreed in writing from time to time. Any other change in the terms or provisions of this Agreement shall be by written agreement between FNWL and Distributor.

      c. Rights, Remedies, etc, are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

      d. Notices. All notices hereunder are to be made in writing and shall be given:

                             if to FNWL, to:

                             C. Paul Patsis, President
                             Farmers New World Life Insurance Company
                             3003 77th Avenue S.E.
                             Mercer Island, WA 98040

                             with a copy to:

                             M. Douglas Close
                             Vice President & General Counsel
                             Farmers New World Life Insurance Company
                             4680 Wilshire Boulevard
                             Los Angeles, CA 90010
                             if to Distributor, to:

                             Brian Cohen, President
                             Farmers Financial Solutions, LLC
                             2423 Galena Avenue
                             Simi Valley, CA 93065

            or such other address as such party may hereafter specify in writing.

            Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery. Failure to provide written notice shall not constitute a defense to any action unless the party who did not receive written notice was materially prejudiced thereby.

      e. Interpretation; Jurisdiction. This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. This Agreement is made in the State of Washington, and all questions concerning its validity, construction or otherwise shall be determined under the laws of Washington without giving effect to principles of conflict of laws.

      f. Severability. This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

      g. Confidentiality. The parties covenant and agree that they will not at any time during or after the termination of this Agreement, reveal, divulge or make known to any person (other than their respective directors, officers, employees, agents, professional advisors or affiliates who need to know such information for the performance of obligations hereunder), or use for their own account or purposes or for any other account or purpose other than the performance of obligations under this Agreement, any confidential or proprietary information, including but not limited to information about applicants for or purchasers of the Contracts, business plans, product designs, marketing strategies, action plans, pricing, methods, processes, records, financial information or other data, trade secrets, customer lists, nonpublic personal information concerning "consumers" or "customers" as described in Section 6.h herein, or any other information obtained as a result of this Agreement, whether any such information is in oral or printed form or on any computer tapes, computer disks or other forms of electronic or magnetic media (collectively the "confidential information") used or owned by a party or any of its affiliates and made known (whether or not with the knowledge and permission of such party or any of its affiliates, and whether or not developed, devised or otherwise created in whole or in part by the efforts of the parties) to the other party at any time by reason of their association under this Agreement; provided, however, that confidential information shall not include any information: (i) that was previously known by a party from a source, other than the other party (or any affiliate thereof), without an obligation of confidence; (ii) that was previously disclosed in a lawful manner to a party without breach of this Agreement or of any other applicable agreement, and without any requirement of confidentiality; (iii) that was or is rightfully received from a third party without an obligation of confidence or from publicly available sources without obligations of confidence; (iv) that is in the public domain; (v) that was or is developed by means independent of information provided by a party or its affiliates. The parties further covenant and agree that they shall retain all such knowledge and information that they acquire or develop respecting such confidential information in trust for the sole benefit of the parties, and their respective successors and assigns provided, further, that this Agreement shall not restrict any disclosure required to be made by order of a court or governmental agency of competent jurisdiction or by a self-regulatory organization of which a party is a member, except that no such disclosure shall be made sooner (unless otherwise compelled) than five business days after a party's written receipt of such an order. The party receiving such an order shall promptly notify the other parties of the order.

      h. Unauthorized Access to Confidential Information. In the event either party knows or suspects that confidential information has been subject to unauthorized access, that party shall notify the other party and shall undertake reasonable steps to prevent further unauthorized access, to limit and mitigate any reasonably foreseeable harm resulting from the unauthorized disclosure, and to make such notifications and take other actions as are required under applicable law.

      i. Section and Other Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      j. Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

      k. Regulation. This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act, the 1940 Act and the Regulations, and the rules and regulations of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified above.

                      FARMERS NEW WORLD LIFE INSURANCE COMPANY



                      By:
                         --------------------------------------
                      Name: John R. Patton
                      Title: Assistant Vice President & Secretary


                      FARMERS FINANCIAL SOLUTIONS, LLC

                      Distributor



                      By:
                         --------------------------------------
                      Name:  Brian Cohen
                      Title: President

                                                                      SCHEDULE 1


                                VARIABLE ACCOUNTS


For the purposes of this Amended and Restated Agreement entered into as of this ___ day of April, 2004, between FNWL and Distributor, the Variable Accounts are as follows:

1.  Farmers Annuity Separate Account A

2.  Farmers Variable Life Separate Account A

                                                                      SCHEDULE 2


                           VARIABLE INSURANCE PRODUCTS


For the purposes of this Amended and Restated Agreement entered into as of this ___ day of April, 2004, between FNWL and Distributor, the variable products are as follows:


1. Farmers Variable Annuity (an individual flexible premium variable annuity)

2. Farmers Variable Universal Life (a flexible premium variable life insurance policy)

3. Farmers Accumulator VUL (a flexible premium variable life insurance policy)

                                                                      SCHEDULE 3



                         APPLICABLE LAWS AND REGULATIONS



1.   Securities Act of 1933, as amended

2.   Securities Exchange Act of 1934, as amended

3.   Investment Company Act of 1940, as amended

4.   Federal Violent Crime Control and Law Enforcement Act of 1994

5.   Gramm-Leach Bliley Act of 1999

6.   USA PATRIOT Act of 2001

7. Economic sanctions programs administered by the U.S. Treasury Department's Office of Foreign Asset Control

8.   Sarbanes-Oxley Act of 2002

                                                                      SCHEDULE 4


                               SALES COMPENSATION

The Distributor shall receive compensation based on such percentages of Premiums from sales of Contracts as may be selected by its Representatives from the grid appearing below. All compensation payable to the Distributor shall be subject to FNWL's vesting rules and also to indebtedness, charge-backs and other offsets and limitations asserted by FNWL against its agents who are also representatives of the Distributor.

FARMERS VARIABLE ANNUITY

                                                             % OF
DESCRIPTION OF GDC PAID BY FNWL TO FFS                      PREMIUM
GDC paid on issue ages 0 to 80 (limited to $1,000,000)       7.00%
GDC paid on issue ages 81 to 85 (limited to $1,000,000)      4.00%
GDC paid on issue ages 86 to 90 (limited to $1,000,000)      1.00%


FARMERS VARIABLE UNIVERSAL LIFE

                                                             % OF
DESCRIPTION OF GDC PAID BY FNWL TO FFS                      PREMIUM
1st-year GDC paid "up to target"                             69.00%
1st-year GDC paid "on excess of target"                       4.74%
2-10 year GDC paid "up to target"                             6.60%
2-10 year GDC paid "on excess of target"                      4.74%
11 year + paid on all                                         0.00%

11 year +, FNWL to pay a GDC = 0.185% of Assets under management to be paid monthly (1/12 of 0.185).


FARMERS ACCUMULATOR VUL

                                                             % OF
DESCRIPTION OF GDC PAID BY FNWL TO FFS                      PREMIUM
1st-year GDC paid "up to target"                             69.00%
1st-year GDC paid "on excess of target"                       4.74%
2-10 year GDC paid "up to target"                             6.60%
2-10 year GDC paid "on excess of target"                      4.74%
11 year + paid on all                                         2.00%


NOTE: NO GDC WILL BE PAID ON TRANSFERRED BALANCES BETWEEN FNWL ACCOUNTS (FNWL TO FNWL REPLACEMENTS).